Exhibit (4)(e)

[ ]

DELAWARE LIFE INSURANCE COMPANY

[Service Address

P.O. Box 80428

Indianapolis, IN 46280

1-800-374-3714

www.delawarelife.com]

Highest Anniversary Value (“HAV”) Death Benefit Rider

This Rider is attached to and made part of the contract as of the Issue Date and the provisions of this Rider apply in lieu of any contract provision to the contrary.

This Rider provides a death benefit that replaces the death benefit provided in the contract. The determination of the death benefit and how it can change are described herein.

The Death Benefit Amount described in this Rider is payable only when the death benefit is payable under the terms of the contract. The Death Benefit Amount cannot be withdrawn prior to the Death Benefit Date, as defined in the contract.

The purpose of this Rider is to provide a guaranteed minimum death benefit amount. This Rider will terminate upon assignment or a change in ownership of the Contract unless the ownership change meets certain requirements specified in the “Termination of Rider” provision.

Signed for Delaware Life Insurance Company at its office in [Waltham, MA].

[ ]
[Michael S. Bloom]	[Daniel J. Towriss]
Secretary	President

ICC20-DLIC-VAHAVDB

1.	DEFINITIONS

Capitalized terms not defined in this Rider are defined in the contract.

References in this Rider to “receipt”, “receives”, or “received” by the Company mean receipt in good order at our Service Address shown on the cover page of this Rider, or at such other location (and by any such means) we identify as acceptable to us.

Annual Rider Fee Rate: The rate used to calculate the Rider Fee. The Annual Rider Fee Rate is shown on the applicable Additional Benefit Specifications Page.

Covered Person: Except as provided herein, the oldest Owner, or the oldest Annuitant if the Owner is not a natural person, on the Issue Date as shown on the applicable Additional Benefit Specifications Page.

Death Benefit Amount: The amount of the death benefit payable in accordance with the terms of this Rider.

HAV Base: An amount used to calculate the HAV Value. The HAV Base is equal to the portion of the Contract Value allocated to Subaccounts.

HAV Value: The value used to determine the death benefit under this rider. The HAV Value can never exceed the Maximum HAV Value.

Maximum HAV Value: On any day that is not a Contract Anniversary, the Maximum HAV Value is the HAV Value as of the most recent Contract Anniversary increased by any Purchase Payments made subsequent to such Contract Anniversary and decreased by any partial withdrawals made after such Contract Anniversary, including any Withdrawal Charges.

Rider Fee: The charge for this Rider, calculated as the Annual Rider Fee Rate, divided by four, and then multiplied by the HAV Value on the last day of each Rider Quarter.

Rider Quarter: A three-month period with the first Rider Quarter beginning on the Issue Date.

2.	RIDER TERMS AND PROVISIONS

HAV Value

The HAV Value is equal to the higher of:

(a)	The portion of the initial Purchase Payment allocated to Subaccounts;

•	increased by the portion of any subsequent Purchase Payment received by the Company and allocated to Subaccounts;

•	increased by the amount transferred from Guarantee Periods to Subaccounts;

•	adjusted proportionately for the portion of any partial withdrawal taken from the Subaccounts, as described below;

•	adjusted proportionately for any amount transferred to a Guarantee Period, as described below; and

(b)	the highest HAV Base on any Contract Anniversary before the Covered Person reaches the Maximum HAV Age, as shown on the applicable Additional Benefit Specifications Page;

•	increased by the portion of any Purchase Payment received by the Company and allocated to Subaccounts after that Contract Anniversary;

•	increased by the amount transferred from Guarantee Periods to Subaccounts after that Contract Anniversary;

•	adjusted proportionately for any partial withdrawal after that Contract Anniversary, as described below;

•	adjusted proportionately for any amount transferred to a Guarantee Period after that Contract Anniversary, as described below.

ICC20-DLIC-VAHAVDB

Any increase in the HAV Value is subject to the Maximum HAV Value, as described above.

Amount of Death Benefit

The following provision replaces the contract provision titled “Amount of Death Benefit”:

The Death Benefit Amount is determined as of the Death Benefit Date, and is equal to the higher of:

(a)	The Contract Value; and

(b)	The HAV Value plus the portion of the Contract Value allocated to the Guarantee Periods, if any.

If (b) is higher than (a) as of the Death Benefit Date, the Company will allocate an additional amount equal to the difference between (b) and (a) to the Subaccounts in proportion to their respective values as of the Death Benefit Date.

Effect of Partial Withdrawals

The portion of any partial withdrawal taken from the Subaccounts will reduce the HAV Value in the same proportion as the HAV Base is reduced by the partial withdrawal. The reduction in HAV Value may be more than the amount of the partial withdrawal taken from the Subaccounts.

A partial withdrawal will reduce your HAV Value such that the HAV Value after the withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the HAV Value before the partial withdrawal;

•	B is the amount of the partial withdrawal taken from the Subaccounts including any Withdrawal Charges; and

•	C is the HAV Base before the partial withdrawal.

Effect of Transfers to Guarantee Periods

Any transfer from the Subaccounts to Guarantee Periods will reduce the HAV Value in the same proportion as the HAV Base is reduced by the transfer. The reduction in HAV Value may be more than the amount transferred to the Guarantee Period.

A transfer to a Guarantee Period will reduce your HAV Value such that the HAV Value after the transfer is equal to:

A x (1 – (B/C))

Where:

•	A is the HAV Value before the transfer;

•	B is the amount of the transfer; and

•	C is the HAV Base before the transfer.

ICC20-DLIC-VAHAVDB

Rider Fee

On the last day of each Rider Quarter, the Rider Fee is calculated by dividing the Annual Rider Fee Rate by four and then multiplying by the HAV Value. The Rider Fee is calculated and deducted pro-rata on the last day of each Rider Quarter from each Subaccount to which Contract Value is allocated.

If this Rider terminates on any day except the last day of the Rider Quarter, we will deduct a proportionate amount of the Rider Fee to reflect the time elapsed between the first day of the current Rider Quarter and the day the Rider terminates.

In addition, in the event of a partial withdrawal from any Subaccount or a transfer from the Subaccounts to a Guarantee Period, we will deduct a proportionate Rider Fee from the amount withdrawn or transferred. The proportionate Rider Fee is based on the time elapsed between the first day of the current Rider Quarter and the day of the withdrawal or transfer, and the proportion of the HAV Base withdrawn or transferred, including any Withdrawal Charges.

The Rider Fee will continue to be deducted until the earlier of the Annuity Income Date and the termination of this Rider. After this Rider is terminated, the Rider Fee is also terminated.

Spousal Continuation

If the sole designated Beneficiary is the surviving spouse of a deceased Owner who is also a Covered Person under this Rider, the spouse can elect to continue the contract in the spouse’s own name as Owner and retain this Rider as Covered Person, in which case the death benefit provided by this Rider will apply only on the surviving spouse’s death.

The right to continue this Rider upon spousal continuation of the contract may be exercised only once. If the surviving spouse remarries then dies neither the contract nor this Rider may be continued.

Reports

The Company will send a report to the Owner at least once each Contract Year that shows the Death Benefit Amount at the end of the current report period.

Termination of Rider

Termination of this Rider will occur upon the earliest of:

•	The date we receive the Owner’s request to terminate this Rider;

•	An ownership change that has the effect of changing the Covered Person except as described above in the Spousal Continuation provision;

•	The Annuity Income Date under the contract; or

•	Termination of the contract.

ICC20-DLIC-VAHAVDB

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